Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Mastercard Incorporated of our report dated February 14, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Mastercard Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP
New York, New York
July 27, 2023